UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 27, 2005

THERMOVIEW INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15469	61-1325129
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5611 Fern Valley Road Louisville, Kentucky	40228
(Address of principal executive offices)	(Zip Code)

(502) 968-2020
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

          On May 27, 2005, the San Diego County Superior Court in California entered judgment in the amount of $189,209.05 in ThermoView Industries, Inc. of California v. Utility Consumers Action Network, et al., Action No. GIC 808576 in favor of the attorneys for the Utility Consumers Action Network against ThermoView Industries, Inc. of California, our subsidiary. ThermoView California had initiated the action against Utility Consumers for alleged defamatory statements made about ThermoView California in an August 15, 2002 newsletter. Utility Consumers responded by filing a claim under California's anti-SLAPP statute (Section 425.16 of the California Code of Civil Procedure), which seeks to prevent the improper use of defamation claims. The trial court initially ruled in ThermoView California's favor, but the appellate courts sided with Utility Consumers, resulting in the California Supreme Court's refusal to hear the case and finalizing the decision in favor of Utility Consumers. The case then returned to the trial court for a decision on the amount of the attorney's fees. We have agreed to settle this matter with Utility Consumers and its attorneys for $170,288.14, payable in monthly installments over the next six months.

          On July 11, 2005, the Jefferson County, Kentucky Circuit Court in Clemmens v. ThermoView Industries, Inc., Case No. 01-CI-07901, entered a final judgment in the amount of $225,000 against us upon Nelson Clemmens' claim for interest due upon payment under his guarantee of our loan in the amount of $500,000. PNC Bank, our former lender, seized the collateral in March, 2001 upon our default on our loan with them. This default resulted in a debt restructuring under which GE Capital purchased the debt. The trial and appellate courts had previously ruled that the principal of $500,000 is not payable until the payment in full or other discharge of the senior debt. We argued that the guaranty provides that interest is not due on the seized collateral and that any payment, including interest, is similarly not payable until payment in full or other discharge of the senior debt. We have initiated an appeal of this judgment to the Kentucky Court of Appeals, and we believe that an ultimate adverse decision on appeal will not materially adversely affect our financial position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ThermoView Industries, Inc.

Date: July 22, 2005	By: /s/ Charles L. Smith
Charles L. Smith President